EXHIBIT 99.1

Icahn Enterprises L.P.

Investor Contacts:
SungHwan Cho, Chief Financial Officer
Peter Reck, Chief Accounting Officer
(212) 702-4300

For Release: November 4, 2013

Icahn Enterprises L.P. Reports Third Quarter 2013 Financial Results

•	Third quarter IEP net income of $472 million, or $4.10 per LP unit, up from $0.75 in the prior year

•	Adjusted EBITDA attributable to Icahn Enterprises of $716 million for Q3 2013, up 43% from prior year

•	Announces Quarterly Dividend of $1.25 per Depositary Unit

•	Indicative net asset value is up 33% for the nine months ended September 30, 2013

New York, NY - Icahn Enterprises L.P. (NASDAQ:IEP) is reporting revenues of $5.7 billion for the three months ended September 30, 2013 and net income attributable to Icahn Enterprises of $472 million, or $4.10 per LP unit. For the three months ended September 30, 2012, revenues were $4.5 billion and net income attributable to Icahn Enterprises was $84 million, or $0.75 per LP unit. For the third quarter of 2013, Adjusted EBITDA attributable to Icahn Enterprises was $716 million compared to $501 million in the third quarter of 2012. For the third quarter of 2013, Adjusted EBIT attributable to Icahn Enterprises was $596 million compared to $380 million in the third quarter of 2012.

For the nine months ended September 30, 2013, revenues were $15.7 billion and net income attributable to Icahn Enterprises was $803 million, or $7.17 per LP unit. For the nine months ended September 30, 2012, revenues were $11.4 billion and net income attributable to Icahn Enterprises was $390 million, or $3.69 per LP unit. For the nine months ended September 30, 2013, Adjusted EBITDA attributable to Icahn Enterprises was $1.6 billion compared to $1.2 billion for nine months ended September 30, 2012. For the nine months ended September 30, 2013, Adjusted EBIT attributable to Icahn Enterprises was $1.3 billion compared to $912 million for nine months ended September 30, 2012. Icahn Enterprises has received over $1.1 billion of cash distributions from its operating subsidiaries during the first nine months of 2013.

Mr. Icahn stated, “I believe that by far the best method to utilize in investing is the “Activist” model. I have spent a great deal of time and effort perfecting its use and I am happy to say that IEP has been a beneficiary of this. An investment in IEP stock made at the beginning of 2000 has increased by approximately 1,500%, or an average annual return of 22%, through October 31, 2013. But perhaps more compelling is that since April 1, 2009, when the economic recovery started: 1) an investment in IEP stock resulted in a total return of 347%, or an average annual return of 39%, through October 31, 2013, and 2) IEP’s indicative net asset value has increased during this period by 282%, or an average annual return of 35%, through September 30, 2013. Most importantly to current IEP unit holders is that in my opinion there has never been a better time than today for activist investing, if practiced properly. Several factors are responsible for this: 1) extremely low interest rates, which make acquisitions much less costly and therefore much more attractive, and 2) the current awareness by many institutional investors that the prevalence of mediocre top management and non-caring boards at many of America’s companies must be dealt with if we are ever going to end high unemployment and be able to compete in world markets. I believe that the greatly increasing need for a catalyst to make acquisitions possible and to make mediocre managements accountable will be of meaningful benefit to IEP in future years. As a corollary, I expect that low interest rates will greatly increase the ability of the companies IEP controls to make judicious, friendly or not so friendly, acquisitions.

As a consequence of the above, while I am very proud of IEP’s record over the past decade, I believe this record will pale in comparison to what is yet to come.”

On November 1, 2013, the Board of Directors of the general partner of Icahn Enterprises declared a quarterly distribution in the amount of $1.25 per depositary unit, which will be paid on or about January 13, 2014 to depositary unit holders of record at the close of business on November 14, 2013.

***

Icahn Enterprises L.P. (NASDAQ:IEP), a master limited partnership, is a diversified holding company engaged in nine primary business segments: Investment, Automotive, Energy, Metals, Railcar, Gaming, Food Packaging, Real Estate and Home Fashion.

Caution Concerning Forward-Looking Statements

Results for any interim period are not necessarily indicative of results for any full fiscal period. This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. Among these risks and uncertainties are risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment activities, including the nature of the investments made by the private funds in which we invest, losses in the private funds and loss of key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risks related to our energy business, including the volatility and availability of crude oil, other feed stocks and refined products, unfavorable refining margin (crack spread), interrupted access to pipelines, significant fluctuations in nitrogen fertilizer demand in the agricultural industry and seasonality of results; risk related to our gaming operations, including reductions in discretionary spending due to a downturn in the local, regional or national economy, intense competition in the gaming industry from present and emerging internet online markets and extensive regulation; risks related to our railcar activities, including reliance upon a small number of customers that represent a large percentage of revenues and backlog, the health of and prospects for the overall railcar industry and the cyclical nature of the railcar manufacturing business; risks related to our food packaging activities, including competition from better capitalized competitors, inability of its suppliers to timely deliver raw materials, and the failure to effectively respond to industry changes in casings technology; risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. Past performance in our Investment segment is not necessarily indicative of future performance. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:	(Unaudited)
Net sales	$4,181	$4,519	$13,252	$10,625
Other revenues from operations	213	215	605	611
Net gain (loss) from investment activities	1,201	(81)	1,551	276
Interest and dividend income	44	21	120	63
Other income (loss), net	82	(171)	130	(162)
	5,721	4,503	15,658	11,413
Expenses:
Cost of goods sold	3,825	3,702	11,605	9,026
Other expenses from operations	113	111	318	325
Selling, general and administrative	368	285	1,050	930
Restructuring	5	5	22	21
Impairment	2	53	7	87
Interest expense	131	138	391	384
	4,444	4,294	13,393	10,773
Income before income tax (expense) benefit	1,277	209	2,265	640
Income tax (expense) benefit	(57)	(110)	(274)	21
Net income	1,220	99	1,991	661
Less: net income attributable to non-controlling interests	(748)	(15)	(1,188)	(271)
Net income attributable to Icahn Enterprises	$472	$84	$803	$390

Net income attributable to Icahn Enterprises allocable to:
Limited partners	$463	$77	$787	$374
General partner	9	7	16	16
	$472	$84	$803	$390

Basic income per LP unit	$4.13	$0.75	$7.22	$3.70
Basic weighted average LP units outstanding	112	103	109	101

Diluted income per LP unit	$4.10	$0.75	$7.17	$3.69
Diluted weighted average LP units outstanding	113	103	110	106
Cash distributions declared per LP unit	$1.25	$0.10	$3.25	$0.30

CONSOLIDATED BALANCE SHEETS
(In millions, except unit amounts)

	September 30,	December 31,
	2013	2012
ASSETS	(Unaudited)
Cash and cash equivalents	$3,274	$3,071
Cash held at consolidated affiliated partnerships and restricted cash	1,430	1,419
Investments	12,275	5,491
Accounts receivable, net	1,871	1,841
Inventories, net	2,093	1,955
Property, plant and equipment, net	6,763	6,523
Goodwill	2,074	2,082
Intangible assets, net	1,133	1,206
Other assets	868	968
Total Assets	$31,781	$24,556
LIABILITIES AND EQUITY
Accounts payable	$1,359	$1,383
Accrued expenses and other liabilities	2,281	1,496
Deferred tax liability	1,526	1,335
Securities sold, not yet purchased, at fair value	704	533
Due to brokers	3,718	—
Post-employment benefit liability	1,391	1,488
Debt	8,155	8,548
Total liabilities	19,134	14,783

Commitments and contingencies

Equity:
Limited partners: Depositary units: 112,384,570 and 104,850,813 units issued and outstanding at September 30, 2013 and December 31, 2012, respectively	5,943	4,913
General partner	(223)	(244)
Equity attributable to Icahn Enterprises	5,720	4,669
Equity attributable to non-controlling interests	6,927	5,104
Total equity	12,647	9,773
Total Liabilities and Equity	$31,781	$24,556

Use of Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in evaluating its performance. These include non-GAAP EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT. EBITDA represents earnings before interest expense, income tax (benefit) expense and depreciation and amortization. EBIT represents earnings before interest expense and income tax (benefit) expense. We define Adjusted EBITDA and Adjusted EBIT as EBITDA and EBIT, respectively, excluding the effects of impairment, restructuring costs, certain pension plan expenses, OPEB curtailment gains, purchase accounting inventory adjustments, certain share-based compensation, discontinued operations, gains/losses on extinguishment of debt, major scheduled turnaround expenses, FIFO adjustments and unrealized gains/losses on energy segment derivatives and certain other non-operational charges. We present EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT on a consolidated basis and attributable to Icahn Enterprises net of the effect of non-controlling interests. We conduct substantially all of our operations through subsidiaries. The operating results of our subsidiaries may not be sufficient to make distributions to us. In addition, our subsidiaries are not obligated to make funds available to us for payment of our indebtedness, payment of distributions on our depositary units or otherwise, and distributions and intercompany transfers from our subsidiaries to us may be restricted by applicable law or covenants contained in debt agreements and other agreements to which these subsidiaries currently may be subject or into which they may enter into in the future. The terms of any borrowings of our subsidiaries or other entities in which we own equity may restrict dividends, distributions or loans to us.

We believe that providing EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT to investors has economic substance as these measures provide important supplemental information of our performance to investors and permits investors and management to evaluate the core operating performance of our business without regard to interest, taxes and depreciation and amortization and the effects of impairment, restructuring costs, certain pension plan expenses, OPEB curtailment gains, purchase accounting inventory adjustments, certain share-based compensation, discontinued operations, gains/losses on extinguishment of debt, major scheduled turnaround expenses, FIFO adjustments and unrealized gains/losses on energy segment derivatives and certain other non-operational charges. Additionally, we believe this information is frequently used by securities analysts, investors and other interested parties in the evaluation of companies that have issued debt. Management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing our operating results, as well as in planning, forecasting and analyzing future periods. Adjusting earnings for these charges allows investors to evaluate our performance from period to period, as well as our peers, without the effects of certain items that may vary depending on accounting methods and the book value of assets. Additionally, EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT present meaningful measures of performance exclusive of our capital structure and the method by which assets were acquired and financed.

EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under generally accepted accounting principles in the United States, or U.S. GAAP. For example, EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT:

•	do not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt.

Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in the industries in which we operate may calculate EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT differently than we do, limiting their usefulness as comparative measures. In addition, EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT are not measurements of our financial performance under U.S. GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with U.S. GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. Given these limitations, we rely primarily on our U.S. GAAP results and use EBITDA, Adjusted EBITDA, EBIT and Adjusted EBIT only as a supplemental measure of our financial performance.

Use of Indicative Net Asset Value Data

The Company uses indicative net asset value as an additional method for considering the value of the Company’s assets, and we believe that this information can be helpful to investors. Please note, however, that the indicative net asset value does not represent the market price at which the units trade. Accordingly, data regarding indicative net asset value is of limited use and should not be considered in isolation.

The Company's depository units are not redeemable, which means that investors have no right or ability to obtain from the Company the indicative net asset value of units that they own. Units may be bought and sold on The NASDAQ Global Select Market at prevailing market prices. Those prices may be higher or lower than the indicative net asset value of the units as calculated by management.

See below for more information on how we calculate the Company’s indicative net asset value.

($ in millions)	September 30,	December 31,
	2013	2012
Market-valued Subsidiaries:	(unaudited)
Holding Company interest in Funds (1)	$3,573	$2,387
CVR Energy (2)	2,743	3,474
CVR Refining - direct holding (2)	150	—
Federal-Mogul (2)	2,033	615
American Railcar Industries (2)	466	377
Total market-valued subsidiaries	$8,965	$6,853

Other Subsidiaries:
Tropicana (3)	$528	$512
Viskase (3)	278	268
Real Estate Holdings (4)	723	763
PSC Metals (4)	302	338
WestPoint Home (4)	205	256
AEP Leasing (4)	214	60
Total - other subsidiaries	$2,250	$2,196
Add: Holding Company cash and cash equivalents (5)	958	1,045
Less: Holding Company debt (6)	(4,017)	(4,082)
Add: Other Holding Company net assets (7)	(72)	86
Indicative Net Asset Value	$8,084	$6,098

Indicative net asset value does not purport to reflect a valuation of IEP. The calculated Indicative net asset value does not include any value for our Investment Segment other than the fair market value of our investment in the Investment Funds. A valuation is a subjective exercise and Indicative net asset value does not necessarily consider all elements or consider in the adequate proportion the elements that could affect the valuation of IEP. Investors may reasonably differ on what such elements are and their impact on IEP. No representation or assurance, express or implied is made as to the accuracy and correctness of indicative net asset value as of these dates or with respect to any future indicative or prospective results which may vary.

(1)	Fair market value of Holding Company's interest in the Funds and Investment segment cash as of each respective date.

(2)	Based on closing share price on each date and the number of shares owned by the Holding Company as of each respective date.

(3)
Amounts based on market comparables due to lack of material trading volume. Tropicana valued at 9.0x Adjusted EBITDA for the twelve months ended September 30, 2013 and 8.0x Adjusted EBITDA for the twelve months ended December 31, 2012. Viskase valued at 10.0x Adjusted EBITDA for the twelve months ended September 30, 2013 and 11.0x for the twelve months ended December 31, 2012.

(4)	Represents equity attributable to us as of each respective date.

(5)	Holding Company's cash and cash equivalents balance as of each respective date.

(6)	Holding Company’s debt balance as of each respective date.

(7)	Represents Holding Company net assets as of each respective date.

($ in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Consolidated Adjusted EBITDA:	(Unaudited)
Net income	$1,220	$99	$1,991	$661
Interest expense, net	129	137	385	378
Income tax expense (benefit)	57	110	274	(21)
Depreciation and amortization	165	156	479	389
Consolidated EBITDA	$1,571	$502	$3,129	$1,407
Impairment of assets	2	53	7	87
Restructuring costs	5	5	22	21
Non-Service cost US based pensions	2	9	4	26
(Favorable) unfavorable FIFO impact	(54)	(51)	(83)	48
Unrealized (gain)/loss on derivatives	(39)	116	(177)	118
OPEB curtailment gain	—	(51)	(19)	(51)
Loss (gain) on disposal of assets	5	(1)	57	(2)
Stock-based compensation	9	7	21	24
Other	4	10	21	32
Consolidated Adjusted EBITDA	$1,505	$599	$2,982	$1,710

IEP Adjusted EBITDA:
Net income attributable to IEP	$472	$84	$803	$390
Interest expense, net	114	121	346	337
Income tax expense (benefit)	46	85	211	(60)
Depreciation and amortization	120	121	343	303
EBITDA attributable to IEP	$752	$411	$1,703	$970
Impairment of assets	2	42	7	68
Restructuring costs	4	4	17	16
Non-Service cost US based pensions	2	7	4	20
(Favorable) unfavorable FIFO impact	(33)	(42)	(54)	34
Unrealized (gain)/loss on derivatives	(24)	95	(121)	96
OPEB curtailment gain	—	(39)	(15)	(39)
Loss on disposal of assets	4	(1)	44	(2)
Stock-based compensation	7	13	14	26
Other	2	11	15	26
Adjusted EBITDA attributable to IEP	$716	$501	$1,614	$1,215

($ in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Consolidated Adjusted EBIT:	(Unaudited)
Net income	$1,220	$99	$1,991	$661
Interest expense, net	129	137	385	378
Income tax expense (benefit)	57	110	274	(21)
Consolidated EBIT	$1,406	$346	$2,650	$1,018
Impairment of assets	2	53	7	87
Restructuring costs	5	5	22	21
Non-Service cost US based pensions	2	9	4	26
(Favorable) unfavorable FIFO impact	(54)	(51)	(83)	48
Unrealized (gain)/loss on derivatives	(39)	116	(177)	118
OPEB curtailment gain	—	(51)	(19)	(51)
Loss (gain) on disposal of assets	5	(1)	57	(2)
Stock-based compensation	9	7	21	24
Other	4	10	21	32
Consolidated Adjusted EBIT	$1,340	$443	$2,503	$1,321

IEP Adjusted EBIT:
Net income attributable to IEP	$472	$84	$803	$390
Interest expense, net	114	121	346	337
Income tax expense (benefit)	46	85	211	(60)
EBIT attributable to IEP	$632	$290	$1,360	$667
Impairment of assets	2	42	7	68
Restructuring costs	4	4	17	16
Non-Service cost US based pensions	2	7	4	20
(Favorable) unfavorable FIFO impact	(33)	(42)	(54)	34
Unrealized (gain)/loss on derivatives	(24)	95	(121)	96
OPEB curtailment gain	—	(39)	(15)	(39)
Loss on disposal of assets	4	(1)	44	(2)
Stock-based compensation	7	13	14	26
Other	2	11	15	26
Adjusted EBIT attributable to IEP	$596	$380	$1,271	$912